                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Baxter International Inc. of our report dated February 10, 1994, which appears on page 48 of the 1993 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 18 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


PRICE WATERHOUSE


Chicago, Illinois
May 24, 1994



                                      II-6